Exhibit 99.1

Long-Term Incentive Plan

Non-Canadian Subsidiaries of

TELUS Corporation

February 8th, 2012

Contents

Section 1 —Establishment of the Plan		1
1.01	Purpose	1
1.02	Funding	1
1.03	Governance	1
1.04	Participation	2

Section 2 —Definitions		3
2.01	Affiliate or Affiliated	3
2.02	Allocation Year	3
2.03	Beneficiary	3
2.04	Canadian Dollar	3
2.05	Canadian Tax Act	3
2.06	CEO	3
2.07	Change of Control	3
2.08	Code	4
2.09	Committee	4
2.10	Company	5
2.11	Continuing Entity	5
2.12	Disability	5
2.13	Employment Agreement	5
2.14	EVP-HR	5
2.15	Fiscal Year	5
2.16	Just Cause	5
2.17	Member	5
2.18	Non-Canadian Subsidiary	6
2.19	Non-Canadian Resident	6
2.20	Participating Subsidiary	6
2.21	Person	6
2.22	Plan	6
2.23	Publicly Traded Entity	6
2.24	Share Designation and Designated Shares	6
2.25	Share Value	6
2.26	Shares	7
2.27	Subsidiary	7
2.28	Take Over Bid	7
2.29	Tax Act	7
2.30	Unit	7
2.31	Unit Account	7
2.32	Unit Allocations	7
2.33	Unit Dividends	7
2.34	Valuation Date	7
2.35	Voting Securities	8

Section 3 —Eligibility		9
3.01	Eligibility	9
3.02	Continuation of Participation by a Member	9
3.03	Continuation of Participation by a Participating Subsidiary	9

Section 4 —Unit Accounts		10
4.01	Unit Accounts	10
4.02	Unit Allocations	10
4.03	Designated Share	10
4.04	Number of Units	10
4.05	Unit Dividends	11

Section 5 —Payment of Benefits		12
5.01	Vesting of Benefits	12
5.02	Determinations by Committee on the Change of Control	12
5.03	Automatic Vesting on Change of Control	13
5.04	Payment of Benefits	13
5.05	Payment of Benefits on Change of Control	13
5.06	Form of Payment	14
5.07	Calculation of Benefits	14
5.08	Treatment Upon Termination of Employment	14
5.09	Payment of Benefits Upon Disability	14
5.10	Payment of Benefits Upon Death	14
5.11	General	15
5.12	Terms Applicable to U.S. Taxpayers	15
5.13	Terms Applicable to Residents of Guatemala	16

Section 6 —General Provisions		18
6.01	Beneficiary Designation	18
6.02	No Guarantee of Employment	18
6.03	Amendment or Termination	18
6.04	Withholdings	18
6.05	Adjustments	18
6.06	Governing Law	19
6.07	Severability	19
6.08	Currency	19
6.09	Release of Liability	19
6.10	Successors and Assigns	19

ii

Section 1—Establishment of the Plan

1.01                        Purpose

This Long-Term Incentive Plan (the “Plan”) is established for subsidiaries of TELUS Corporation (the “Company”) that do not carry on a business in Canada (“Non-Canadian Subsidiaries”) effective February 8th, 2012.  The purpose of the Plan is to provide certain executive and management employees of the Non-Canadian Subsidiaries who are not residents of Canada for the purposes of the Income Tax Act (Canada) with an incentive and the opportunity to share in the total shareholder return of the Company.  The Plan is also designed to promote retention of those executive and management employees.  This Plan is separate from any other restricted stock unit plan or executive stock unit plan maintained by the Company.

1.02                        Funding

No Person, including any Participating Subsidiary (as herein defined) is required to establish a trust fund or set aside any funds in order to pre-fund or provide security for the benefits described in the Plan.

1.03                        Governance

(a)                                 Chief Executive Officer

The CEO shall have the discretion to determine:

(i)                                     the designation of executive and management employees of the Participating Subsidiary who are Non-Canadian Residents, as Members, and

(ii)                                  all Unit Allocations under the Plan,

and will report to the Committee, from time to time, as required, all Unit Allocations under the Plan.

(b)                                 Chief Executive Officer or Executive Vice-President, Human Resources

The CEO or the EVP-HR, at their discretion, shall determine with respect to any awards of specific Units to any Member, whether non-voting shares or common shares of the Company are applicable to that award as provided herein.

(c)                                  The Committee

The CEO or the EVP-HR, may from time to time, as required, report to the Committee any determinations made pursuant to Section 1.03(a) or (b).

The Committee shall also have the authority to alter, amend, replace or revoke the Plan.  Units already allocated to individual Unit Accounts shall not be changed, diminished or retracted except as expressly set forth in the Plan but may be replaced with contingent compensation which is as at the time of replacement of at least equal value.  The Committee will also have the discretion to make exceptions to the terms of the Plan on an individual or group basis.  No change or exception to the terms of the Plan will be made retroactively if it would prejudice the existing rights of a Member under the Plan.

(d)                                 Board of Directors

The Board of Directors of the Company shall grant final approval establishing and adopting the Plan and has delegated to the Committee, the CEO and the EVP-HR, the authority set forth in this Section 1.03.

(e)                                  Administration

The EVP-HR shall administer the Plan.

(f)                                   Interpretation

The Committee will interpret the terms of the Plan and its determinations will be final.

1.04                        Participation

Any Non-Canadian Subsidiary may by notice, agreement or other method as established by the Company, agree to become a Participating Subsidiary under the Plan, in which event, the Participating Subsidiary shall be responsible to those Members that are its employees and shall be liable to them for all payments to be made hereunder.

For greater certainty, the Company shall not be liable to any Member with respect to the Plan, any interpretations, or any payments to be made under the Plan.

Section 2—Definitions

In this Plan, the following terms have the following meanings respectively:

2.01                        Affiliate or Affiliated

“Affiliate” or “Affiliated” has the meaning as specified in, or determined in accordance with, the Business Corporations Act (British Columbia), as such provision is from time to time amended, varied or re-enacted.

2.02                        Allocation Year

“Allocation Year” means the Fiscal Year in which a Unit Allocation occurs and any Unit Dividend credited to a Member in respect of a Unit Allocation will be deemed to have the same Allocation Year as that Unit Allocation for vesting purposes.

2.03                        Beneficiary

“Beneficiary” means the person last designated by the Member pursuant to Section 6.01 (Beneficiary Designation) to receive payments under the Plan upon the Member’s death.

2.04                        Canadian Dollar

“Canadian Dollar” means Canadian Dollars.

2.05                        Canadian Tax Act

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations thereunder as from time to time amended, varied or re-enacted.

2.06                        CEO

“CEO” means the President and Chief Executive Officer of the Company.

2.07                        Change of Control

“Change of Control” means the occurrence of any of the following events:

(a)                                 the sale to or acquisition by any Person or Persons not Affiliated with the Company or its Subsidiaries, acting jointly or in concert of assets of the Company or its Subsidiaries having a value greater than 50% of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis determined as of the date of the completion of the transaction or series of integrated transactions, whether such sale or acquisition occurs by way of a reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale, business combination or similar transaction or series of integrated transactions;

(b)                                 any Person, or Persons not Affiliated with the Company, acting jointly or in concert, making a Take Over Bid for Voting Securities of the Company;

(c)                                  any Person or Persons, acting jointly and in concert, is or becomes the beneficial owner, directly or indirectly, of 35% or more of the Voting Securities of the Company except for any such acquisition (i) by the Company or a Subsidiary, or (ii) by any underwriter or underwriters temporarily holding Voting Securities pursuant to an offering of such Voting Securities;

(d)                                 any reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale, business combination or other similar transaction or series of integrated transactions involving the Company, its Subsidiaries or its shareholders where record holders of the Voting Securities of the Company immediately prior to such transaction or series of transactions hold less than 50% of the Voting Securities of the Company or of the Continuing Entity following the completion of such transaction or series of transactions;

(e)                                  any reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale, business combination or other similar transaction or series of integrated transactions involving the Company, its Subsidiaries or its shareholders, which the Board of Directors of the Company, in its discretion deems to be a Change of Control; or

(f)                                   any Participating Subsidiary ceasing to be a Subsidiary of the Company.

Notwithstanding the foregoing subparagraphs (a) to (d) hereof but subject to any Board of Directors of the Company determination pursuant to Section 2.07(e), a Change of Control shall not be deemed to have occurred by virtue of the consummation of any of the aforementioned transactions or series of integrated transactions immediately following which the record holders of the Voting Securities of the Company immediately prior to such transaction or series of transactions continue to have substantially the same beneficial ownership in an entity which owns, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries immediately following such transaction or series of transactions.  For the purposes hereof substantially all of the assets shall mean having a value greater than 90% of the fair market value of the assets of the Company and its Subsidiaries on a consolidated basis determined immediately prior to the completion of such transaction or series of transactions.

For the purposes hereof, acting “jointly or in concert” shall be as determined under or in accordance with the Securities Act (British Columbia) as from time to time amended, varied or re-enacted.

2.08                        Code

“Code” means the U.S. Internal Revenue Code, as from time to time, amended, varied or re-enacted.

2.09                        Committee

“Committee” means the Human Resources and Compensation Committee of the Board of Directors of the Company.

2.10                        Company

“Company” means TELUS Corporation or any successor or assignee thereto.

2.11                        Continuing Entity

“Continuing Entity” means any corporation, partnership, limited partnership or trust that is a successor to the Company resulting from any reorganization, recapitalization, consolidation, amalgamation, arrangement, merger, transfer, sale, business combination, or similar transactions or series of integrated transactions involving the Company, its Subsidiaries or its shareholders.

2.12                        Disability

“Disability” means, in respect of a Member, a Disability as defined in the Employment Agreement with respect to that Member or as determined pursuant to the applicable laws of the jurisdiction of employment of that Member or, in the absence of either such definitions, means the inability of the Member to substantially perform the duties and responsibilities of the Member’s employment as a result of illness or injury as determined by the Participating Subsidiary.

2.13                        Employment Agreement

“Employment Agreement” means, in respect of a Member, the agreement made between the Member and a Participating Subsidiary, which governs the employment of the Member, whether written or oral or both.

2.14                        EVP-HR

“EVR-HR” means the Executive Vice-President, Human Resources of the Company or any officer carrying on the duties thereof.

2.15                        Fiscal Year

“Fiscal Year” means January 1 to December 31, or such other fiscal year as the Company may adopt from time to time.

2.16                        Just Cause

“Just Cause” means just cause to terminate the employment of the Member pursuant to the Employment Agreement, with respect to that Member, or any cause which is determined pursuant to the laws of the jurisdiction of employment of that Member, to permit the employment of that Member to be terminated without notice, or the payment of monies in lieu of notice, or of any severance payment.

2.17                        Member

“Member” means an employee of a Participating Subsidiary who is a Non-Canadian Resident whose participation in the Plan is approved by the CEO and to whom Units are allocated under the Plan.

2.18                        Non-Canadian Subsidiary

“Non-Canadian Subsidiary” means any Subsidiary of the Company that does not carry on its business in Canada.

2.19                        Non-Canadian Resident

“Non- Canadian Resident” means a Person who is not a resident of Canada as that term is determined in the Canadian Tax Act.

2.20                        Participating Subsidiary

“Participating Subsidiary” means any Non-Canadian Subsidiary that agrees to participate in the Plan and award Units to any employee of that Participating Subsidiary who is a Non-Canadian Resident.

2.21                        Person

“Person” has the meaning as specified in the Securities Act (British Columbia), as such provision is from time to time amended, varied or re-enacted.

2.22                        Plan

“Plan” means this Long-Term Incentive Plan as altered, amended or restated from time to time.

2.23                        Publicly Traded Entity

“Publicly Traded Entity” means any corporation, partnership, limited partnership or trust whose Voting Securities are listed on a North American stock exchange.

2.24                        Share Designation and Designated Shares

“Share Designation” means the determination or designation by the CEO or the EVP-HR of either common shares or non-voting shares of the Company to be used with respect to any award of Units hereunder pursuant to Section 4.03 and “Designated Shares” means the Shares determined or designated pursuant to a Share Designation to be applicable to an award of Units.

2.25                        Share Value

“Share Value” for Units allocated in an Allocation Year and Unit Dividends credited in respect of such allocation and for the valuation of Units on a Valuation Date means the arithmetic average of the daily weighted average price per share for the Designated Shares for the applicable Units, as traded on the Toronto Stock Exchange (adjusted to exclude block trades representing a single transaction pertaining to the purchase and sale of 25,000 of the Designated Shares for the applicable Unit, or more and trades effected after 4:00 p.m. EST) for the 5 trading days immediately preceding the Valuation Date.

2.26                        Shares

“Shares” means the common shares and/or non-voting shares of the Company, as applicable.

2.27                        Subsidiary

“Subsidiary” means any corporation that is a subsidiary of the Company (as such term is defined in the Business Corporations Act (British Columbia), as such provision is from time to time amended, varied or re-enacted) and includes any joint venture, partnership or limited partnership which is directly or indirectly, controlled by the Company.

2.28                        Take Over Bid

“Take Over Bid” means a take over bid that is a formal bid, as defined in the Securities Act (British Columbia) as such provisions are from time to time amended, varied or re-enacted.

2.29                        Tax Act

“Tax Act” means any legislation, code, act, regulation or law of any federal, state, local, municipal or provincial entity of any jurisdiction with respect to taxes, income, receipts, capital gain, employment or similar income, including receipts of payments received by a Member, with respect to Units hereunder, including the Code, but excluding the Canadian Tax Act.

2.30                        Unit

“Unit” means a unit allocated to a Member pursuant to Section 4.02 (Unit Allocations) or credited to a Member pursuant to Section 4.05 (Unit Dividends) and each Unit will be equal to one Designated Share.

2.31                        Unit Account

“Unit Account” means the account established hereunder in respect of a Member pursuant to Section 4.01 (Unit Accounts) to which Unit Allocations, the Share Designations with respect thereto, and Unit Dividends are recorded.

2.32                        Unit Allocations

“Unit Allocations” means the Units referred to in Section 4.02 (Unit Allocations) applied to and recorded in Unit Accounts for Members.

2.33                        Unit Dividends

“Unit Dividends” means the Units referred to in Section 4.05 (Unit Dividends) applied to and recorded in Unit Accounts for Members.

2.34                        Valuation Date

“Valuation Date” means the date upon which a Member’s Units are valued, being the earliest of the date:

(a)                                 upon which the Member’s Units vest pursuant to Section 5.01 (Vesting of Benefits), Section 5.02 (Determinations by Directors on Change of Control) or Section 5.03 (Automatic Vesting on Change of Control);

(b)                                 on which the employment of the Member with a Participating Subsidiary is terminated as a result of death;

(c)                                  on which the employment of the Member with a Participating Subsidiary is terminated as a result of Disability; and

(d)                                 the Plan is terminated in accordance with Section 6.03 (Termination).

2.35                        Voting Securities

“Voting Securities” with respect to the Company mean the common shares without par value of the Company and any other securities of the Company which have the right to vote on the election of directors, and “Voting Securities” with respect to any Continuing Entity mean for any corporation that is a Continuing Entity, the securities of that corporation that carry the right to vote on the election of directors, and for any other entity that is a Continuing Entity, the securities of that entity which entitle the holders thereof to vote on matters generally relating to that Continuing Entity.

Section headings are for convenience only and shall not be considered as part of the terms and provisions of the Plan.  Words in the singular shall include words in the plural and vice versa, unless qualified by context.

Section 3—Eligibility

3.01                        Eligibility

The CEO may, in his or her discretion, determine the executive and other management employees of a Participating Subsidiary who are Non-Residents, who should be Members and eligible to receive Unit Allocations.  The CEO shall, from time to time, as required, provide reports to the Committee on such determinations of Members and all Unit Allocations under the Plan.  The effective date for commencement of participation in the Plan by a Member will be the date determined by the CEO.

3.02                        Continuation of Participation by a Member

Each Member shall continue to participate in the Plan for as long as the Member remains entitled to benefits hereunder, but the Member shall no longer be entitled to new awards under the Plan if the Member, subsequent to an award, ceases to be a Non-Resident, or if the CEO determines that a Person should no longer participate in the Plan on a prospective basis.

3.03                        Continuation of Participation by a Participating Subsidiary

A Participating Subsidiary may cease to participate in this Plan by giving written notice to the Company, in which event no further Unit Allocations will be made with respect to the Non-Canadian Resident employees of that Participating Subsidiary.  The Participating Subsidiary shall continue to be obligated to its Members until all payments have been made under the Plan of the Members in accordance with the terms of the Plan.

Section 4—Unit Accounts

4.01                        Unit Accounts

A Unit Account will be established for each Member in order to record the Unit Allocations, and Unit Dividends, designated or credited thereto pursuant to Sections 4.02 and 4.05 respectively and the Share Designation with respect to that Unit Allocation as determined pursuant to Section 4.03.  Until a Member is awarded a Unit Allocation, the Member will not be entitled to any payment, compensation or benefit of any kind under this Plan.

4.02                        Unit Allocations

Upon the determination by the CEO, Units will be allocated to the Unit Account for each Member on a date determined by the CEO. The number of Units to be allocated in any given Allocation Year shall be determined in accordance with Section 4.05 below.

4.03                        Designated Share

The CEO or the EVP-HR shall determine or designate, at the time of the determination of the Unit Allocation to any Member (“the Designated Shares”), the designation of common shares or non-voting shares of the Company to be applicable to that Unit Allocation for that Member. The Share Designation shall apply to the Units so allocated to that Member at the time of the award, and to any Unit Dividends credited with respect to that Unit Allocation.  For greater certainty a different Share Designation may be made for Unit Allocations awarded to a Member at a different award date.

4.04                        Number of Units

The number of Units each Member may be allocated from time to time will be determined by the CEO having regard to either of the following:

(a)                                 the results during the current or immediately preceding Fiscal Year under one or more of the performance assessment programs used to determine a Member’s compensation, e.g. Personal Value-Added Assessment Model; or

(b)                                 establishing contingent incentive compensation arrangements for existing or new Members.

If the grant of Units is stated to be a specified number of Units with a stated Canadian Dollar value of the Units, the number of Units granted will be the specified number.  If the grant of Units is stated to be a Canadian Dollar value without a specified number of Units then, in the absence of any other provision or condition the number of Units for grants will be the Canadian Dollar value divided by the arithmetic average of the daily weighted average price per share for the applicable Designated Shares that are traded on the Toronto Stock Exchange (adjusted to exclude block trades representing a single transaction pertaining to the purchase and sale of 25,000 of such Designated Shares or more and trades effected after 4:00 p.m. EST) for the five trading days immediately preceding the date of grant.

4.05                        Unit Dividends

If there is a declaration of dividends on the Designated Share held in a Unit Account with a record date on or prior to the Valuation Date, then, on the payment date of the dividend, there shall be credited to the Unit Account of each Member with one Unit dividend in respect of each Unit in the Unit Account on the date of record for the Designated Share dividend.  The amount of the Unit dividend will be equal to that dividend declared and paid by the Company with respect to those Designated Shares.  The Unit dividend will be credited to the Unit Account as Units.  The number of Units credited to the Unit Account as a result of the Unit dividend will be calculated using the weighted average price per share for the Designated Share that are traded on the Toronto Stock Exchange on the date that the Designated Share dividend is paid.  There will be no Unit dividend credited for any Units if the date of record for such dividend is after the Valuation Date for those Units, even if those Units have not been paid out.

Section 5—Payment of Benefits

5.01                        Vesting of Benefits

Subject to Sections 5.02, 5.03, 5.08 to 5.11 inclusive and subject to other or different terms, determined at the time of allocation of any Units or at any time thereafter, a Member shall become vested in those Units allocated pursuant to Section 4.02 (Unit Allocations), including any Unit Dividends credited in respect of that allocation, on November 17 of the second fiscal year following the Allocation Year, or at such other time as so determined at the date of grant of the Unit Allocation.

5.02                        Determinations by Committee on the Change of Control

In the event of the occurrence of Change of Control the Committee may in its discretion take one or more of the following actions:

(a)                                 arrange for or otherwise provide that the obligations of the Participating Subsidiary under the Plan shall be assumed, or if the Continuing Entity is a Publicly Traded Entity, make amendments to the Plan to determine the securities of the Continuing Entity (if such are listed and trading on a North American stock exchange) which are used for the calculation of the Share Value under the Plan;

(b)                                 accelerate the vesting of Units and have the Units allocated and credited to a Member’s Unit Account;

(c)                                  determine the appropriate Valuation Date and Share Value for the Units;

(d)                                 arrange or otherwise provide for the payment of cash to Members in exchange for the satisfaction or purchase and cancellation of outstanding Units and determine the date of payment; or

(e)                                  make such other modifications, adjustments or amendments to outstanding Units or the Plan as the Committee deems necessary or appropriate;

provided that if the Committee does not accelerate the vesting of Units as part of any determinations made pursuant to subsections (a), (c), (d) or (e) above, if the employment of a Member with the Participating Subsidiary is terminated for any reason or the Member resigns, on or before the date which is two years after the date of the Change of Control, all Units in that Member’s Unit Account which are unvested which were granted to that Member prior to the Change of Control shall be forfeited and cancelled. For the purposes hereof “the date of the Change of Control” shall be the applicable date determined pursuant to Section 5.03 for the purposes of the automatic vesting of Units as provided therein.  For greater certainty the provisions of Section 5.08 to 5.10 of the Plan, both inclusive, shall apply with respect to the termination of employment of a Member in any manner other than a termination without just cause, as therein provided.

5.03                        Automatic Vesting on Change of Control

If the Committee has not made any determinations pursuant to Section 5.02 relating to the matters set forth below, in the event of the occurrence of Change of Control the following shall occur:

(a)                                 in the event of a Take Over Bid, as contemplated in Section 2.07(b), all unvested Units shall vest on the day that the Voting Securities are taken up and paid for under the Take Over Bid;

(b)                                 in the event of a Person or Persons, acting jointly or in concert, becoming the beneficial owner of 35% or more of the Voting Securities as contemplated in Section 2.07(c), all unvested Units shall vest on the day of the public announcement of the completion of such acquisition by such Person or Persons; and

(c)                                  in the event of a transaction or series of integrated transactions as contemplated in Sections 2.07(a), 2.07(d), 2.07(e) or 2.07(f) all unvested Units shall vest on the date of completion of such transaction or series of transactions.

5.04                        Payment of Benefits

Subject to Sections 5.05, 5.08 to 5.11 inclusive, the Units allocated or credited to a Member’s Unit Account shall be paid to the Member within 30 days after the date that those Units vest in the Member in accordance with Section 5.01 above.

5.05                        Payment of Benefits on Change of Control

Notwithstanding Section 5.04, upon the happening of a Change of Control, if the Committee has not made any determination pursuant to Section 5.02, relating to the matters set forth below, the following shall occur:

(a)                                 in the event of a Change of Control as contemplated in Section 5.03(a), the Units allocated or credited to a Member’s Unit Account that have vested shall be payable by the Participating Subsidiary to a Member on the day the Voting Securities are taken up and paid for under the Take Over Bid and the Valuation Date to be used for the determination of the Share Value for the purposes of payment of a Member’s Unit Account, shall be the date that the Voting Securities are taken up and paid for under the Take Over Bid;

(b)                                 in the event of a Change of Control as contemplated in Section 5.03(b), the Units allocated or credited to a Member’s Unit Account shall be payable by the Participating Subsidiary to a Member within 30 days of the Valuation Date and the Valuation Date shall be the day of the public announcement of the completion of such acquisition by such Person or Persons as contemplated in Section 5.03(b); and

(c)                                  in the event of a Change of Control as contemplated in Section 5.03(c), the Units allocated to or credited to a Member’s Unit Account shall be payable by the Participating Subsidiary to a Member within 30 days of the Valuation Date, the Valuation Date shall be the date of the completion of the transaction or series of integrated transactions (in either case a “Stated Transaction”) and the Share Value shall be the price or value at which the Designated Shares of the Company are exchanged, converted or dealt with under the Stated Transaction and if no such price or value for the Designated Shares of the Company is determined or set forth as part of the Stated Transaction, the Share Value shall be determined as provided herein.

5.06                        Form of Payment

The benefits payable to a Member under Section 5.04 shall be paid in cash by the Participating Subsidiary. All such cash payments shall be subject to applicable withholdings as referenced in Section 6.04 (Withholding Tax).

All cash payments made to a Member hereunder shall be converted from Canadian Dollars to the currency of the jurisdiction in which the Member resides based on the noon rate of the Bank of Canada for conversion of Canadian Dollars to that currency, on the business day preceding the date of payment.

5.07                        Calculation of Benefits

Unless otherwise determined herein, any Unit payments payable to a Member under Section 5 will be equal in value to the number of Units in the Member’s Unit Account that are to be paid multiplied by the Share Value of the Designated Shares applicable to those Units.

5.08                        Treatment Upon Termination of Employment

If a Member terminates his or her employment with a Participating Subsidiary by retirement or otherwise (other than by Disability or death) or is terminated from employment by a Participating Subsidiary for any reason whatsoever, whether Just Cause or without Just Cause, all unvested Units in the Member’s Unit Account are forfeited and cancelled immediately upon the earlier of the date of termination or the date of such retirement and no benefits are payable under the Plan with respect thereto and all vested Units in the Member’s Unit Account, not paid as provided in Section 5.04 shall continue to be payable as provided in Section 5.04.

5.09                        Payment of Benefits Upon Disability

Upon a Member’s termination of employment with a Participating Subsidiary as a result of Disability, the Member shall be entitled to all of the vested and unvested Units in his or her Unit Account as of the date the Participating Subsidiary terminates the employment of the Member, which shall be paid within 60 days after the termination date.

The value of the unvested and vested but unpaid Units in the Unit Account shall be as determined by Section 5.07.

In the event that the date of termination occurs after a Fiscal Year but prior to the granting of Units in respect of that Fiscal Year, then Units for that Fiscal Year may at the discretion of the Committee be granted in accordance with Section 4.03 and if granted shall be treated as unvested.

5.10                        Payment of Benefits Upon Death

Upon a Member’s death, the Member or the Beneficiary shall be entitled to all of the vested and unvested Units in his or her Unit Account, which shall be paid within 60 days after the date of death.

The value of the unvested and vested but unpaid Units in the Unit Account shall be as determined by Section 5.07.

In the event that the death occurs after a Fiscal Year but prior to the granting of Units in respect of that Fiscal Year, then Units for that Fiscal Year may be granted at the discretion of the Committee in accordance with Section 4.03 and if granted shall be treated as unvested.

5.11                        General

Despite the foregoing, the transfer of a Member to employment from a Participating Subsidiary to the Company or to employment with another entity that is a Subsidiary of or affiliated with the Company will not be a termination of employment for the purposes of the Plan, but the Company, or Subsidiary or other affiliated entity will assume the obligations to that Member for the Units held in the Member’s Unit Account.  Unless that entity is a Participating Subsidiary, it will not have additional obligations under the Plan.

The Member will receive no allocation, credit or compensation of any kind in respect or in lieu of any additional Units that may have otherwise been credited or accruing to the Member after the date of termination of employment or retirement.  For the purposes of the Plan, if a Member retires from employment, the retirement will be treated as a voluntary termination of employment by the Member.  If the employment of a Member terminates as a result of the expiry, without renewal or replacement, of a fixed term Employment Agreement, the termination will be treated as a voluntary termination of employment by the Member.

For purposes of the Plan, a Member’s date of termination of employment or retirement shall be the Member’s last day of active service with the Participating Subsidiary, or in the case of a termination as a result of Disability shall be the date the Participating Subsidiary advises the Member is the termination date, even if the Member was not provided with any or was provided insufficient advance notice of termination.  The date of termination will precede any actual or notional notice period or any period used to calculate any severance payment or termination compensation unless and only to the extent that the Member was providing active service during that period.  Despite any term of the Employment Agreement, the Member will not be entitled to any compensation for or in lieu of any entitlement under this Plan as part of any severance payment or termination compensation that may be owing to the Member under the Employment Agreement.

The Participating Subsidiary will not be responsible or liable to any Member for any decline in the value of any Units under the Plan that occurs either prior to the Valuation Date or between the Valuation Date and the date the Member receives payment. Effective the date that a Member or Beneficiary receives payment of Units or the date of forfeiture of Units, the Participating Subsidiary will deduct from the Unit Account of the Member a number of Units equal to the Units paid or forfeited.

This Plan provides for automatic pre-determined vesting and payment of Units and no discretion in permitted to be made by any Member which has any effect on the determination of Share Value, or on any deferral of any payments hereunder.

5.12                        Terms Applicable to U.S. Taxpayers

(a)                                 Notwithstanding anything to the contrary in the Plan, the following provisions shall apply to Members who are U.S. Taxpayers (as defined herein) with respect to their Units.

(b)                                 For the purposes hereof:

“U.S. Taxpayer” means a Member who is a U.S. citizen, U.S. permanent resident or U.S. tax resident for the purposes of the Code whose award of Units under the Plan would be subject to U.S. taxation under the Code.  Such Member shall be considered a U.S. Taxpayer solely with respect to such awards.

“Section 409A” means Section 409A of the Code and the authority and guidance issued thereunder.

(c)                                  No Election to Defer Unit Payment.  Notwithstanding any provision of the Plan to the contrary, no U.S. Taxpayer may elect to defer receipt of payment of his or her vested Unit Account.

(d)                                 Distributions to U.S. Taxpayers.  Notwithstanding any other provisions in the Plan to the contrary, all payments in respect of a U.S. Taxpayer’s Unit Account shall be paid within 30 days following their original vesting date as set forth in Section 5.01 of the Plan, but in no event later than December 31 of the second year following the Allocation Year.

(e)                                  Plan Termination.  No provision of the Plan or amendment to, or termination of, the Plan may permit the acceleration of payments under the Plan to U.S. Taxpayers contrary to the provisions of Section 409A.

(f)                                   Compliance with Section 409A.  The intent of the Company is that payments under this Plan (including all attachments, exhibits and annexes) comply with Section 409A, to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Plan shall be interpreted and be administered to be in compliance therewith.  Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, a U.S. Taxpayer shall not be considered to have terminated employment with the Company for purposes of this Plan until such U.S. Taxpayer would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.  Any payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Each amount to be paid to a U.S. Taxpayer pursuant to this Plan that constitutes deferred compensation subject to Section 409A shall be construed as a separate identified payment for purposes of Section 409A.  Notwithstanding anything to the contrary in this Plan, to the extent that any payments to be made upon separation form service to a U.S. Taxpayer who is considered a “specified employee” for purposes of Section 409A and would result in the imposition of any individual penalty tax imposed under Section 409A, the payment shall instead be made on the first business day after the earlier of (i) the date that is six (6) months following such separation from service and (ii) the U.S. Taxpayer’s death.

5.13                        Terms Applicable to Residents of Guatemala

Residents of Guatemala who become Members (the “Guatemala Members”) by receiving an allocation of Units, hereby agree to and acknowledge the terms of the Plan and the rights of the Committee or the Company to unilaterally alter, amend, replace or revoke the Plan and that the Plan and award of the Units does not constitute an Economic Advantage nor an Acquired Right (as both are determined under the laws of Guatemala) for the Guatemala Members.  Each

Guatemalan Member shall agree to the terms of the Plan, including the terms of this Section 5.13 by execution of the Plan or by acknowledgement in the letter of grant received by him or her.

In addition each Guatemala Member agrees to and acknowledges and confirms that he or she shall not consider any payments under the Plan as part of his or her salary under the Guatemala Labour Code or otherwise.

Section 6—General Provisions

6.01                        Beneficiary Designation

A Member may designate a Beneficiary to receive Unit payments that become payable under the Plan pursuant to Section 5.10 (Payment of Benefits Upon Death) in the event of a Member’s death.  A Member may elect to alter or revoke such designation at any time in writing, to be provided to the Participating Subsidiary, subject to any applicable legislation.

6.02                        No Guarantee of Employment

The existence of the Plan is in no way to be construed as a guarantee of continued employment for any Member with the Participating Subsidiary, or of entitlement to any future Plan awards, benefits or payments.

6.03                        Amendment or Termination

Subject to the limitations in Section 5.12, the Company reserves the right, at any time and from time to time at its discretion, to amend the terms of the Plan or to terminate the Plan in its entirety.  In the event of a termination of the Plan, all amounts credited to a Unit Account shall be paid out by the Participating Subsidiary to the Member less all applicable withholding taxes as soon as reasonably possible after the date of termination of the Plan based on the Share Value, and Members shall accrue no further rights or benefits under the Plan.  All payments shall be made in the currency of the jurisdiction in which the Member resides calculated as provided in Section 5.07.

6.04                        Withholdings

The Participating Subsidiary shall withhold from any benefits payable under the Plan all federal and provincial taxes and other deductions as required by applicable tax Act or other applicable legislation of the jurisdiction in which the Member resides.  The Participating Subsidiary is not required to gross-up the amount of benefits payable under the Plan in order to account for any taxes or other obligations.  The Member will be responsible for all income tax and other obligations arising from the terms and conditions of the Plan.

6.05                        Adjustments

Appropriate adjustments to this Plan and to Units held in a Unit Account shall be made, and shall be conclusively determined, by the Committee to give effect to adjustments in the number of Designated Shares resulting from subdivisions, consolidations, substitutions, or reclassifications of the Designated Shares, the payment of stock dividends by the Company on the Designated Shares (other than dividends in the ordinary course) or other changes in the capital of the Company, in the same manner as the Designated Shares (including any conversion ratio related thereto) are treated as part of that subdivision, consolidation, substitution, or reclassification and if the Shares shall be reclassified into one class, then the terms “Designated Share” and “Shares” hereunder shall mean the shares of the class as so reclassified.

6.06                        Governing Law

The Plan shall be governed by the laws applicable in the Province of British Columbia and the laws of Canada applicable in British Columbia.

6.07                        Severability

In the event that any provision of the Plan is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other provision of the Plan.

6.08                        Currency

The monetary amounts hereunder shall be in Canadian Dollars, subject as herein set forth.

6.09                        Release of Liability

In the event of a claim or demand under any Tax Act applicable to a Member for additional tax or statutory remittances, deductions or obligations with respect to payments under the Plan, the Member shall indemnify and save harmless the Participating Subsidiary from any and all such claims or demands and shall immediately remit such additional amounts as may be determined to be due and provide the Participating Subsidiary with evidence that he or she has done so.

6.10                        Successors and Assigns

TELUS Corporation may assign this Plan at any time and the Plan shall enure to the benefit of the Company and its successors and assigns.